Exhibit 10.2

THESTREET.COM, INC.

AGREEMENT FOR GRANT
OF
RESTRICTED STOCK UNITS

            April 9, 2008
James J. Cramer
TheStreet.com, Inc.
New York, NY 10005

Dear Jim:

This letter (the “Letter”) sets forth the terms and conditions of the grant of the restricted stock unit hereby awarded to you by TheStreet.com, Inc. (the “Company”), in accordance with the provisions of the Company's 2007 Performance Incentive Plan (the “Plan”).

The award granted hereunder shall be referred to as Restricted Stock Units (or “RSUs”) and is subject to the terms and conditions set forth in the Plan, any rules and regulations adopted by the Board of Directors of the Company or the committee of the Board that administers the Plan (collectively, the “Committee”), and this Letter.  The provisions of the Plan are hereby incorporated by reference, and any term used in this Letter and not defined shall have the meaning set forth in the Plan.

1.	Grant of Restricted Stock Units

(a)           You have been granted 300,000 Restricted Stock Units.  Each Restricted Stock Unit represents the right to receive one share of the Company’s Common Stock (“Common Stock”) on the applicable vesting date for such Restricted Stock Unit.  No Restricted Stock Unit may be sold, transferred, assigned, pledged or otherwise encumbered by you, except pursuant to the laws of descent and distribution.

(b)           Until such time as stock certificates for the shares of Common Stock represented by the Restricted Stock Units have been delivered to you in accordance with Section 4 below, you shall have none of the rights of a stockholder with respect to the Common Stock.  However, this grant includes the grant of dividend equivalents with respect to your RSUs.  The Company will maintain a bookkeeping account to which it will credit, whenever cash dividends are paid on the Common Stock, an amount equal to the amount of the dividend paid on a share of Common Stock for each of your then-outstanding RSUs covered by this Letter.  The accumulated dividend equivalents will vest on the applicable vesting date for the RSU with respect to which such dividend equivalents were credited, and will be paid in cash at the time a stock certificate evidencing the shares represented by such vested RSU is delivered to you.

2.	Vesting of Restricted Stock Units

Your RSUs will become vested with respect to the following number(s) of shares of Common Stock on the following date(s) as set forth below, provided that you are in the Service (as defined below) of the Company or one of its subsidiaries on such date:

Date	Number of Shares of Common Stock
January 1, 2009	60,000
January 1, 2010	60,000
January 1, 2011	60,000
January 1, 2012	60,000
January 1, 2013	60,000

For purposes hereof, you shall be considered to be in the "Service" of the Company or one of its subsidiaries if you are a common law employee of the Company (or one if its subsidiaries, as applicable).  If your Service terminates for any reason other than under the circumstances described in Section 3(b) of this Letter, the RSUs granted to you which have not vested shall be forfeited upon such termination of Service.

3.	Accelerated Vesting in Certain Events; Special Rule

(a)           Notwithstanding Section 2 of this Letter, in the event of the occurrence of a Change of Control prior to the termination of your Service for any reason, your then unvested RSUs will vest and become payable ratably over 36 months beginning at the end of the calendar month in which the Change of Control is consummated, and each month end thereafter, provided that you are in the Service of the Company or one of its subsidiaries on each such vesting date; provided, that at no time shall your vested interest in the RSUs be less than it would have been had a Change of Control not occurred.  For purposes of this Letter, “Change of Control” shall mean a “Change of Control” under the employment agreement between you and the Company, dated as of January 1, 2008 (the “Employment Agreement”).

(b)           If your Service is terminated by the Company without “Cause” or by you for “Good Reason” (each as defined in the Employment Agreement), then your entire interest in the RSUs shall vest 100% immediately and be paid to you promptly (no later than five (5) business days) following such termination.

4.	Delivery of Common Stock

Except as provided in Section 9(c) and 9(d) of this Letter, upon the vesting of your RSUs pursuant to Section 2 or 3 above, a certificate for the shares of Common Stock represented by your vested RSUs shall be registered in your name and delivered to you on each of the applicable vesting dates set forth in Section 2 or 3.  Common Stock delivered upon the vesting of your RSUs will be fully transferable (subject to any applicable securities law restrictions) and not subject to forfeiture, and will entitle the holder to all rights of a stockholder of the Company.

5.           Income Tax Withholding

You will be required to pay, pursuant to such arrangements as the Company may establish from time to time, any applicable federal, state and local withholding tax liability at the time that the value of the RSUs and/or related dividend equivalents becomes includable in your income.  Notwithstanding the foregoing, unless you instruct the Company otherwise at least five business days prior to a vesting date, the Company shall effect all required tax withholding by withholding Common Stock (or other property or cash) otherwise distributable hereunder.

6.	No Guarantee of Continuation of Service

This grant of Restricted Stock Units does not constitute an assurance of continued Service for any period or in any way interfere with the Company’s right to terminate your Service or to change the terms and conditions of your Service.

7.           Administration

The Committee has the sole power to interpret the Plan and this Letter and to act upon all matters relating this grant.  Any decision, determination, interpretation, or other action taken pursuant to the provisions of the Plan and this Letter by the Committee shall be final, binding, and conclusive.

8.           Amendment

(a)           The Committee may from time to time amend the terms of this grant in accordance with the terms of the Plan in effect at the time of such amendment, but no amendment which is unfavorable to you can be made without your written consent.

(b)           The Plan is of unlimited duration, but may be amended, terminated or discontinued by the Board of Directors of the Company at any time.  However, no amendment, termination or discontinuance of the Plan will unfavorably affect this grant.

(c)           Notwithstanding the foregoing, the Committee expressly reserves the right to amend the terms of the Plan and this grant without your consent to the extent it determines that such amendment is necessary or desirable for compliance with Section 409A of the Code, subject however to the right provided in your Employment Agreement to require the Company to make commercially reasonable adjustments requested by you in a manner which maintain the basic financial provisions of the Employment Agreement, for the purposes of avoiding the application of, or otherwise to comply with the provisions of, Section 409A of the Code.  It is intended that the RSUs evidenced hereby shall not constitute “deferred compensation” within the meaning of Section 409A.  However, the Company makes no representation as to the tax treatment of your RSUs and expressly disclaims any liability therefor.

9.           Miscellaneous

(a)           The invalidity or unenforceability of any provision of this Letter shall not affect the validity or enforceability of any other provision of this Letter, and each other provision of this Letter shall be severable and enforceable to the extent permitted by law.

(b)           The terms of this Letter shall be binding upon and inure to the benefit of the Company, its successors and permitted assigns, and of you and your beneficiaries, executors, administrators, heirs and successors.

(c)           The Company shall be required to make an equitable adjustment to the RSUs, as to the number of shares of Common Stock, or as to the kind of securities, property or cash deliverable in satisfaction of this award, in order to recognize the impact of a stock split, stock dividend or any other event or occurrence of the kind provided in Section 4.4 of the Plan.  For the avoidance of doubt, the Company shall be required to make an equitable adjustment in the event of a distribution on Common Stock (other than cash dividends, which are covered by Section 1(b)).  Section 9(d) provides special rules as to equitable adjustments to be made in specific circumstances.

(d)           Notwithstanding Section 9(c):  (i) if in connection with a Change of Control the Common Stock is converted into cash, securities or other property or a combination thereof (“Merger Consideration”), regardless of whether the Company is the surviving corporation in such transaction, then following the consummation of such Change of Control you will be entitled to receive, in lieu of each share of Common Stock subject to your unvested RSUs, such Merger Consideration as is received by shareholders of the Company with respect to one share of Common Stock in connection with such Change of Control; and (ii) in the event the RSUs are paid in cash in connection with a Change of Control, the Company shall pay you interest in respect of the 36-month payment period described in Section 3(a), and such interest shall be paid at the prime rate offered by the Company’s leading principal lending institution, as in effect from time to time.

(e)           If a right to fractional shares otherwise deliverable to you is cancelled, your right to such fractional shares shall be paid in cash.

______________________

This Letter contains the formal terms and conditions of your award and accordingly should be retained in your files for future reference.  The Company may require you to provide evidence of your acknowledgment of this letter using such means of notification as may be communicated to you by the Company or its service provider.

Very truly yours,

THESTREET.COM, INC.

By:	/s/ Thomas J. Clarke, Jr.
Thomas J. Clarke, Jr.
Chief Executive Officer

AGREED TO AND ACCEPTED:

/s/ James J. Cramer
James J. Cramer